UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2007

ISTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31255	33-0511729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15295 Alton Parkway, Irvine, CA 92618

(Address of principal executive offices)

(949) 788-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As provided below, ISTA Pharmaceuticals, Inc., a Delaware corporation (“ISTA”), has exclusively licensed from Tanabe Seiyaku Co., Ltd. (“Tanabe”) the North American rights to nasal dosage forms of bepotastine, an investigational product for the treatment of allergy symptoms.

On September 25, 2007, ISTA and Tanabe entered into an exclusive license agreement (the “License Agreement”) pursuant to which Tanabe has granted to ISTA exclusive rights in the United States, Canada, Mexico, and their respective territories or possessions (the “Territory”) under certain intellectual property to pharmaceutical products in any nasal (including intranasal) dosage forms containing bepotastine. Under the License Agreement, ISTA will pay Tanabe a non-refundable upfront milestone payment of $2 million, additional payments based on achievement of development and approval milestones, and royalties on future product sales. ISTA is responsible for all costs associated with developing nasal bepotastine in the Territory, including clinical trials, FDA filings, manufacturing, and, if the product is approved, marketing and sales activities. ISTA also obtained the right to develop other nasal bepotastine products, including a fixed combination with a steroid, and a future right to negotiate for a North American license to oral dosage forms of bepotastine for allergy treatment.

In 2001, Tanabe granted Senju Pharmaceutical Co., Ltd. exclusive world wide rights, with the exception of certain Asian countries, to bepotastine for ophthalmic use. ISTA licensed the North American rights to ophthalmic allergy applications of bepotastine from Senju in 2006.

A copy of the press release announcing the entry into the License Agreement is attached hereto as Exhibit 99.1 and is hereby incorporated by this reference. The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the License Agreement, a copy of which will be filed as an exhibit to ISTA’s next quarterly report on Form 10-Q for the period ended September 30, 2007.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press Release, dated September 26, 2007.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISTA PHARMACEUTICALS, INC.

September 27, 2007	By:	/s/ Lauren P. Silvernail
Lauren P. Silvernail
Chief Financial Officer, Chief Accounting Officer and Vice President, Corporate Development

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated September 26, 2007.